                                         -----------------------------------
                                                     OMB APPROVAL
                                         -----------------------------------
                                        OMB Number:            3235-0059
                                        Expires:         August 31, 2004
                                        Estimated average burden
                                        hours per response.........14.73
                                        ------------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ] Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                            New Frontier Media, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Edward J. Bonn
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

                -------------------------------------------------------------------------------
        (2)     Aggregate number of securities to which transaction applies:

                -------------------------------------------------------------------------------
        (3)     Per unit price or other underlying value of transaction computed pursuant to
                Exchange Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                -------------------------------------------------------------------------------
        (4)     Proposed maximum aggregate value of transaction:

                -------------------------------------------------------------------------------
        (5)     Total fee paid:

                -------------------------------------------------------------------------------



[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:

                -------------------------------------------------------------------------------
        (2)     Form, Schedule or Registration Statement No.:

                -------------------------------------------------------------------------------
        (3)     Filing Party:

                -------------------------------------------------------------------------------
        (4)     Date Filed:

                -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

The following question and answer script amends and supercedes in its entirety the question and answer script filed on Schedule 14A with the Securities and Exchange Commission on May 31, 2002.


Following are responses to questions that may be raised by shareholders of New Frontier Media, Inc. (the "Company"), regarding Edward Bonn's announcement of his intent to effect a change in the composition of the Company's management, and to solicit proxies in connection with the Company's 2002 annual meeting of shareholders.

                      HISTORY AND BACKGROUND OF EDWARD BONN

WHO IS EDWARD BONN?

Mr. Bonn is the largest shareholder of New Frontier Media, beneficially owning approximately 19% of the outstanding shares of New Frontier. Mr. Bonn is also a director of the Company.

WHAT IS HIS BACKGROUND?

Mr. Bonn is an entrepreneur who lives with his family in the Boulder, Colorado area. He has successfully founded and managed a number of businesses.

HOW DID HE ACQUIRE HIS SHARES IN NEW FRONTIER?

Three of the companies that Mr. Bonn founded and managed were Interactive Telecom Network, Inc., Card Transactions, Inc. and Interactive Gallery, Inc. New Frontier acquired these three companies in October of 1999 in an all-stock transaction. In connection with that transaction, Mr. Bonn received approximately 4.1 million shares of New Frontier common stock.

WHAT IS MR. BONN'S CONNECTION TO BRAD WEBER?

Brad Weber was, until his recent resignation, also a member of the Board of Directors of New Frontier, and is a significant shareholder of the Company, holding more than 7% of the Company's outstanding shares. Mr. Weber and Mr. Bonn have been partners in a number of business ventures since 1989, including Interactive Telecom Network, Card Transactions and Interactive Gallery, which were acquired by the Company in October 1999. As part of that transaction, both Mr. Bonn and Mr. Weber became directors of New Frontier. While Mr. Bonn and Mr. Weber have continuing business relationships, Mr. Bonn is acting independently of Mr. Weber in connection with Mr. Bonn's solicitation of proxies from the Company's shareholders. Mr. Bonn and Mr. Weber have no agreements relating to the shareholders' meeting or with respect to Mr. Bonn's intent to effect a change in the Company's management.

    HISTORY OF THE ISSUES RELATING TO THE NEW FRONTIER SHAREHOLDERS' MEETING

WHY DOES MR. BONN PLAN TO SOLICIT PROXIES IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS?

Mr. Bonn believes that the Company has significantly under-performed over the past several years and that the current executive management team is responsible for the dismal performance of the Company's common stock. An investment of $100 in New Frontier common stock on March 31, 1997 would have been worth just $38.20 on March 31, 2002. Relative to Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT) -- companies in industries closely related to New Frontier and the only two companies chosen by New Frontier's management in its "peer index" for purposes of preparing the performance graph included in its proxy statement for the 2002 annual meeting -- an investment in New Frontier's common stock has under-performed by approximately 73% and 386%, respectively, during that five-year period. As compared to the Standard & Poors SmallCap 600 Index - which is the broad equity market index selected by New Frontier's management for purposes of preparing its performance graph -- an investment in New Frontier common stock has under-performed by approximately 143% during the same period.

Mr. Bonn believes that current management of New Frontier must be held accountable for the dismal performance of the Company's common stock. Accordingly, Mr. Bonn intends to solicit proxies from the Company's shareholders to elect a slate of directors designated by Mr. Bonn for election to New Frontier's board at the annual meeting.

HAS MR. BONN TRIED TO RESOLVE THESE ISSUES THROUGH OTHER METHODS?

Over the past two years, as the performance of the Company's stock has continued to decline and the Company has repeatedly failed to attain financial forecasts made by its executive management team, Mr. Bonn has attempted to address the Company's dismal performance through multiple meetings and other communications with management and the Board of Directors. Mr. Bonn has repeatedly expressed a willingness and desire to work with management and the current Board of Directors to develop an acceptable business strategy for the Company.

Mr. Bonn believes that he and the other shareholders of the Company have been harmed by the poor performance of the Company's common stock and that management should be held accountable for this performance. Mr. Bonn also believes that the Board of Directors and executive management have failed to act in the interest of the shareholders and have taken action to entrench themselves in office at the expense of the shareholders. Having exhausted alternative methods to achieve change, Mr. Bonn believes it is now appropriate for him to take action to facilitate the opportunity for the shareholders to vote on these critical issues.

WHY IS MR. BONN SEEKING TO REPLACE THE CURRENT BOARD OF DIRECTORS?

The precipitating factors in prompting Mr. Bonn to seek to replace the current Board of Directors include the following:

- Mr. Bonn's belief that executive management and the Board of Directors have failed over the past two years to address the serious issues facing New Frontier.

- What appears to Mr. Bonn to be executive management's recent actions to perpetuate themselves in office, including: taking action under the Company's poison pill to deter Mr. Bonn; threats and accusations made by management to Mr. Bonn; management announcing an investigation relating to, and subsequently filing a lawsuit against, Mr. Bonn; management failing to respond to Mr. Bonn's repeated demands, pursuant to Colorado law and the Company's bylaws, to call a special meeting of shareholders, requiring Mr. Bonn to obtain a court order requiring the Company to hold a shareholder vote regarding Mr. Bonn's proposed slate of director-nominees; management retaining an extremely high priced counsel specializing in takeover defense who will be paid at the shareholders' expense; and management canceling a scheduled Board of Directors meeting to consider issues relating to Mr. Kreloff and his departure from the Company.

- The decline in the value of New Frontier's common stock over the past five years relative to that of Playboy Enterprises, Inc. and Private Media Group, Inc., as well as to the performance of the Standard & Poors SmallCap 600 Index.

- Current executive management's repeated inability to achieve their own financial forecasts.

- The time and money that has been wasted by current management in defending and prosecuting lawsuits, including the retention of Cadwalader Wirkersham & Taft and Fried, Frank, Harris, Shriver & Jacobson, at the expense of the shareholders of New Frontier.

- Mr. Bonn's belief that the director-nominees proposed by management of New Frontier lack the relevant business experience, including experience managing a public company, to restore investor confidence in New Frontier.

- The fact that a $100 investment in New Frontier common stock on March 31, 1997, would have been worth only $38.20 on March 31, 2002.

Of course, no assurance can be given that electing Mr. Bonn's slate of directors or replacing New Frontier's current executive management team will increase the value of an investment in New Frontier common stock or produce other desirable results.

DOES MR. BONN HAVE A VISION FOR THE FUTURE OF NEW FRONTIER?

Mr. Bonn believes that the shareholders of New Frontier will be best served by having a competent and qualified executive management team and experienced Board of Directors in place. Mr. Bonn is not seeking to be Chief Executive Officer or Chairman of New Frontier. He has announced five of the persons comprising his proposed slate of directors, and anticipates announcing his remaining two director-nominees in the near future. The shareholders will need to consider whether their interests would be better served continuing with the current management and the director-nominees proposed by New Frontier, five of whom are incumbent directors of the Company, or taking New Frontier in the direction to be established by a new Board of Directors under the day-to-day management of a new CEO and executive team, each with the experience and track record that will be fully outlined in Mr. Bonn's proxy materials.

DOES MR. BONN BELIEVE NEW FRONTIER HAS ATTRACTIVE FUTURE PROSPECTS?

Mr. Bonn is very excited about the future prospects of New Frontier under the guidance and direction of a new experienced executive management team and new Board of Directors. Mr. Bonn believes that current management has had the chance to fix the problems at New Frontier, has repeatedly proven they are not up to the task, and have no right to attempt to delay their departure to the detriment of the New Frontier shareholders.


                                  OTHER ISSUES

IF MR. KRELOFF AGREED TO RESIGN OR WAS REMOVED BY THE BOARD OF DIRECTORS, WOULD THIS ADDRESS THE ISSUES MR. BONN IS MOST CONCERNED ABOUT?


Mr. Bonn believes it would be appropriate for Mr. Kreloff to accept responsibility for his failure of leadership and to resign immediately or for the Board of Directors to vote to remove him as CEO. This would be an important first step, but other important issues would potentially remain, including the role of Mr. Michael Weiner who is the current Executive Vice President of the Company and the ability to attract and retain experienced independent Board members and a qualified executive team. Certainly, however, Mr. Kreloff's departure would be an encouraging sign that progress may be made through alternative corporate governance methods designed to ensure a smooth transition in management. Mr. Bonn has already pursued this approach through traditional channels of corporate governance, and he has been rebuffed.

IS MR. BONN CONCERNED ABOUT CUSTOMER AND EMPLOYEE REACTIONS TO THESE
DEVELOPMENTS?

Mr. Bonn believes that it would be better for all concerned if Mark Kreloff and Michael Weiner recognized their failures and found a way to work with a new team to help New Frontier to realize its potential. Unfortunately, it appears to Mr. Bonn that Mr. Kreloff and Mr. Weiner have decided to use shareholder money and corporate resources to perpetuate themselves in office.

Mr. Bonn believes that the customers will continue to be served and that current management will not attempt to further harm the relationships with New Frontier's customer and employee base. Indeed, it is the fiduciary obligation of management to behave in a responsible manner to promote the Company's best interests. There are a number of very talented and dedicated employees at New Frontier, and Mr. Bonn believes that many of these individuals will welcome a change in executive management.

HAS THE POISON PILL BEEN TRIGGERED?

Based upon press releases issued by the Company, as well as an unsupported allegation by the Company's counsel, current management may be taking the position that a required filing made by Mr. Bonn with the Securities and Exchange Commission and unspecified actions by Brad Weber (a 7% shareholder of New Frontier and, until recently, a director), impacted the Poison Pill, requiring a delay of the Poison Pill's "distribution date." Mr. Bonn strongly disagrees with the Company's position, and believes it is simply further evidence of the length that management is willing to go to perpetuate itself in office and to continue to deprive New Frontier's shareholders of appreciable returns on their investment.

APPARENTLY CURRENT MANAGEMENT HAS FORMED A SPECIAL COMMITTEE TO INVESTIGATE MR. BONN AND INTERACTIVE GALLERY, AND HAS FILED A LAWSUIT AGAINST MR. BONN--WHAT IS THIS ABOUT?

At a special meeting of the Board of Directors on March 20, 2002, Mr. Bonn proposed the removal of Mr. Kreloff as CEO and the Board of Directors formed a special committee to negotiate the terms of Mr. Kreloff's departure. Mr. Bonn believes it was in response to that action that Mr. Kreloff and the current management of New Frontier began to try to intimidate Mr. Bonn into abandoning his attempt to further the best interests of the Company's shareholders--including threats and accusations, retention of high-priced counsel paid for by the shareholders, forming a special committee to investigate Mr. Bonn and, most recently, filing a lawsuit against Mr. Bonn and others seeking, nearly three years after the transaction, to "rescind" the October 1999 purchase of Interactive Gallery, Interactive Telecom Network and Card Transactions. Mr. Bonn believes that the claims in the lawsuit are baseless and without merit and has, accordingly, filed an answer to the Company's complaint denying the allegations made. Mr. Bonn expects that current management will continue to take these kinds of actions to perpetuate itself in office at the expense of the shareholders. These tactics and sideshows created by management at this late date, after years of dismal performance of the Company's common stock, will not be a distraction to Mr. Bonn in his efforts to replace executive management and permit the shareholders to exercise their rights.

IS MR. BONN CONCERNED ABOUT ACTIONS THAT MAY BE TAKEN BY CURRENT MANAGEMENT SUCH AS LAWSUITS OR PURPORTEDLY TRIGGERING THE POISON PILL?


Mr. Bonn's only concern regarding these actions by current management is that he believes that they represent a complete waste of New Frontier's resources and energies that should be devoted to the business of the Company. Mr. Bonn is adamant that the attacks mounted against him personally will not deter him from his goal of forcing current management to permit New Frontier's shareholders to decide upon the future direction of the Company.

WHAT HAPPENS NEXT AND HOW LONG DOES ALL OF THIS TAKE?

A Colorado District Court has ordered that the annual meeting of shareholders of New Frontier Media be held on August 20, 2002, and that this meeting cannot be postponed by the Company without the permission of the Court. Mr. Bonn has filed a preliminary proxy statement with the Securities and Exchange Commission, and plans to file a revised proxy statement in the near future. The proxy statement will contain more detailed information regarding various questions that shareholders have raised, including biographical information regarding Mr. Bonn's nominees for election to New Frontier's Board of Directors.

                                      * * *

MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN'S PROXY SOLICITATION IS CONTAINED IN AMENDMENT NO. 2 TO THE PRELIMINARY PROXY STATEMENT, FILED ON JUNE 18, 2002.